EXHIBIT 10.3

Execution Copy

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

February 19, 2009

between

WACHOVIA BANK, N.A.,

and

PREMIERWEST BANK

iii

		Page

7.5	Efforts to Consummate; Further Assurances	31
7.6	Solicitation of Accounts	32
7.7	Insurance	32
7.8	Servicing Prior to Closing Date	33
7.9	Change of Name, Etc	33

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1	Tax Representations	33
8.2	Proration of Taxes	34
8.3	Sales and Transfer Taxes	34
8.4	Information Returns	34
8.5	Like Kind Exchange	34
8.6	[Intentionally Deleted]	34
8.7	Transferred Employees	34

ARTICLE 9

CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	37
9.2	Conditions to Obligations of Seller	38

ARTICLE 10

TERMINATION

10.1	Termination	38
10.2	Effect of Termination	39

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification	39
11.2	Exclusivity	41
11.3	AS-IS, WHERE-IS Sale; Waiver of Warranties	42

ARTICLE 12

MISCELLANEOUS

12.1	Survival	42
12.2	Assignment	42
12.3	Binding Effect	43
12.4	Public Notice	43

iv

v

List of Schedules
Schedule 1.1(a)	Bank Employees on Leave
Schedule 1.1(b)	Branches/Real Properties
Schedule 1.1(d)	Excluded Deposits and Loans
Schedule 1.1(e)	Loans
Schedule 1.1(f)	Knowledge of Seller
Schedule 2.1(a)(iii)	Personal Property; Personal Property Leases
Schedule 2.1(a)(vii)	Other Assets
Schedule 2.2(a)(vii)	Accrued Liabilities
Schedule 3.5(a)	Form of Deed
Schedule 3.5(b)	Form of Bill of Sale
Schedule 3.5(c)	Form of Assignment and Assumption Agreement
Schedule 3.5(d)	Form of Assignment of Lease and Assumption Agreement
Schedule 3.5(e)	Form of Certificate of Officer, Seller
Schedule 3.6(c)	Form of Certificate of Officer, Purchaser
Schedule 4.10(e)	Form of Daily Settlement
Schedule 5.4-3	Davis Branch Lease
Schedule 5.17	Absence of Certain Changes
Schedule 6.3	Purchaser Regulatory Approvals
Schedule 7.1	Conduct of Business

Confidential Schedule 10.1	Termination

     This PURCHASE AND ASSUMPTION AGREEMENT, dated as of February 19, 2009 (“Agreement”), between Wachovia Bank, N.A. (“Seller”) and PremierWest Bank (“Purchaser”). PremierWest Bancorp, an Oregon corporation and parent of Purchaser (“Parent”), is executing this Agreement solely for purposes of Section 12.6(a).

RECITALS

     A. Seller. Seller is a national banking association with its principal office located in Charlotte, North Carolina.

     B. Purchaser. Purchaser is an Oregon state-chartered banking corporation with its principal office located in Medford, Oregon.

     C. Purchase and Assumption Transaction. Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, certain banking operations of Seller, in accordance with and subject to the terms and conditions of this Agreement.

     D. Continuation of Service. Purchaser and Seller each intend to continue providing retail and business banking services in the geographic regions served by the Branches (as defined below) to be acquired by Purchaser under this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

     1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

     “Accounting Firm” means Deloitte & Touche.

     “Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

     “Accrued Liabilities” has the meaning set forth in Section 2.2(a).

     “ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

     “ACM” has the meaning set forth in Section 5.12(d).

     “Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, minus (y) the Purchase Price, each as set forth on the Final Closing Statement. For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

     “Adjustment Date” has the meaning set forth in Section 3.3.

     “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. As used in this definition, the term “person” shall be broadly interpreted to include any corporation, company, partnership and individual or group.

     “Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

     “Assets” has the meaning set forth in Section 2.1(a).

     “Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

     “Branch Employees” means the employees of Seller working at the Branches at the Closing Date (including those employees who on the Closing Date are on family and medical leave, military leave or personal, short-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies and who are listed on Schedule 1.1(a)).

     “Branch” or “Branches” means each of the banking offices of Seller at the locations identified on Schedule 1.1(b) hereto.

     “Business Day” means a day on which banks are generally open for business in California and which is not a Saturday or Sunday.

     “Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, on-premise ATM cash, prepaid postage and cash equivalents held at a Branch.

     “Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held at such time and date as provided in Article 3 hereof.

     “Code” means the Internal Revenue Code of 1986, as amended, together with any rules and regulations promulgated thereunder.

     “Davis Branch” means the Branch located at 333 F Street, Davis, California.

     “Davis Branch Lease” means the lease under which Seller leases the land and building relating to the Davis Branch.

     “Davis Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at the Davis Branch or allocated by Seller to the Davis Branch as of the close of business on the Closing Date, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest, but excluding (a) deposit liabilities with respect to accounts booked by Seller at the Davis Branch and under or pursuant to any judgment, decree or order of any court; (b) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than deposits held by an IRA or Keogh Account); (c) deposit liabilities with respect to accounts booked by Seller at the Davis Branch for which Seller serves as guardian or custodian (other than deposits held by an IRA or Keogh Account); (d) Excluded IRA/Keogh Account Deposits and other deposit liabilities, if any, designated as “Excluded Deposits”, and (e) deposits in accounts that have been in an overdrawn status for more than forty-five days at the Closing.

     “Deductible” shall have the meaning set forth in Section 11.1(e).

     “Deposit-Related Loans” means all loans secured by a Deposit as of the close of business on the Closing Date that are linked to an open account and are not sixty (60) or more calendar days delinquent as of the Closing Date.

     “Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at the Branches or allocated by Seller to the Branches as of the close of business on the Closing Date, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest, but excluding (a) deposit liabilities with respect to accounts booked by Seller at any Branch and under or pursuant to any judgment, decree or order of any court; (b) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than deposits held by an IRA or Keogh Account); (c) deposit liabilities with respect to accounts booked by Seller at any Branch for which Seller serves as guardian or custodian (other than deposits held by an IRA or Keogh Account); (d) Excluded IRA/Keogh Account Deposits and other deposit liabilities, if any, designated as “Excluded Deposits”, and (e) deposits in accounts that have been in an overdrawn status for more than forty-five days at the Closing.

     “Draft Closing Statement” means a draft closing statement, prepared by Seller, as of the close of business on the third (3rd) Business Day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.

     “Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing tax and/or other payments not yet due, liens incurred in the ordinary course of business, including liens in favor of mechanics or materialmen, and such other liens, charges, security interests or encumbrances as do not materially detract from the value or materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the value of or business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

     “Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 USC §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 USC §1251 et seq.); and the Occupational Safety and Health Act (29 USC §651 et seq.).

     “Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

     “Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to Closing between Seller and Purchaser. For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

     “Estimated Purchase Price” means the Purchase Price as set forth on the Draft Closing Statement.

     “Excluded Deposits” means, if any, the Escheat Deposits and Excluded IRA and Keogh Account Deposits set forth in Schedule 1.1(d), as updated as of the Closing Date.

     “Excluded IRA and Keogh Account Deposits” shall have the meaning set forth in section 2.5.

     “Excluded Loans” means with respect to the Loans, as of the Closing Date, (i) the interest of any participants in such Loans or loans that have been the subject of securitizations, (ii) any loans that are ninety (90) days or more past due as to principal or interest, or (iii) any loans that are subject to a pending bankruptcy proceeding or a current legal proceeding related to an obligor’s inability or refusal to pay such loan, as set forth on Schedule 1.1(d), as updated as of the Closing Date.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “FedWire Direct Deposit Cut-off Date” has the meaning set forth in Section 4.3.

     “Final Closing Statement” means a final closing statement, prepared by Seller, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

     “Grant Deeds” has the meaning set forth in Section 3.5(a).

     “Grass Valley Branch” means the Branch located at 115 W. McKnight Way, Grass Valley, California.

     “Grass Valley Deposit(s)” means deposit liabilities with respect to deposit accounts booked by Seller at the Grass Valley Branch or allocated by Seller to the Grass Valley Branch as of the close of business on the Closing Date, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest, but excluding (a) deposit liabilities with respect to accounts booked by Seller at the Grass Valley Branch and under or pursuant to any judgment, decree or order of any court; (b) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than deposits held by an IRA or Keogh Account); (c) deposit liabilities with respect to accounts booked by Seller at the Grass Valley Branch for which Seller serves as guardian or custodian (other than deposits held by an IRA or Keogh Account); (d) Excluded IRA/Keogh Account Deposits and other deposit liabilities, if any, designated as “Excluded Deposits”, and (e) deposits in accounts that have been in an overdrawn status for more than forty-five days at the Closing.

     “Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

     “Immediately Transferred Employees” has the meaning set forth in Section 8.7.

     “Information” has the meaning set forth in Section 7.2(b).

     “IRA” means a non-discretionary “individual retirement account” or similar account created for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

     “IRS” means the Internal Revenue Service.

     “Keogh Account” means a non-discretionary account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

     “Landlord Consent” has the meaning set forth in Section 7.4 “Lease Assignment” has the meaning set forth in Section 3.5(d). “Liabilities” has the meaning set forth in Section 2.2.

     “Loans” means, collectively, the Deposit-Related Loans, Mortgage Loans, Overdraft Loans and other loans and lines of credit as set forth in Schedule 1.1(e), which schedule may be in the form of a magnetic disk or other media reasonably acceptable to the parties hereto, as updated as of the Closing Date; provided, however, that “Loans” shall not include Excluded Loans.

     “Loan Documents” means all documents and Records with respect to a Loan including documents in Seller’s file or imaging system, applications, notes, security agreements, deeds of trust, mortgages, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies (including title insurance policies), flood hazard certifications, and all modifications, waivers and consents relating to any of the foregoing.

     “Loan Value” means, with respect to a Loan and as of any date, the unpaid principal balance of any such loan plus Accrued Interest and accrued fees thereon, net of the interest in such loan of any participant, as of such date.

     “Loss” means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and reasonable expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding ) actually incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies (net of all costs and expenses incurred in pursuing any such insurance recovery, including but not limited to those relating to deductibles and premium adjustments), recovery by setoffs or counterclaims, and other economic benefits).

     “Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on the condition (financial or otherwise), business or direct economic results of operations of the Branches, taken as a whole, or on the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to Seller: any effect, event, development or change primarily arising out of or resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (iii) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the properties or assets of the applicable person or its subsidiaries, (iv) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors and employees, or (v) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally unless the effect on the business of the Branches is disproportionate to that experienced by similarly situated financial services companies.

     “Mortgage” means a mortgage, deed of trust or other security instruments creating a lien upon real property, together with any assignment, reinstatement, extension, endorsement or modification thereof, securing a Mortgage Loan.

     “Mortgagor” means the obligor(s) under a Mortgage Loan.

     “Mortgage Loan” means a loan that is 100% owned by Seller and secured by a Mortgage on 1-4 family residential real property.

     “Order” has the meaning set forth in Section 9.1(b).

     “Other Assets” has the meaning set forth in Section 2.1(a).

     “Overdraft Loans” means unsecured overdraft loans, including negotiable order of withdrawal line of credit accounts, relating to the Deposits, as of the close of business on the Closing Date, plus Accrued Interest and accrued fees, which do not exceed the applicable credit limit and are linked to any open Deposit account.

     “Owned Real Property” means the Real Property and improvements thereon owned by Seller and used for the Grass Valley Branch.

     “P&A Transaction” means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

     “Personal Property” means all of the personal property of Seller located in the Branches consisting of the trade fixtures, shelving, furniture, on-premises ATMs, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates) and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date; provided, however, that Personal Property shall not include computers (except for ATMs), proprietary or licensed software, electronic teller station hardware and other hardware related to teller stations and platforms or any personal property subject to a Personal Property Lease. The Personal Property is set forth on Schedule 2.1(a)(iii) and shall be updated as of the Closing Date.

     “Personal Property Leases” means the leases under which Seller leases certain property in the Branches that would be “Personal Property” but for the proviso to such defined term, and which lease agreement relates only to one or more of the Branches and not to any other facilities of Seller or its Affiliates, as set forth on Schedule 2.1(a)(iii), as updated as of the Closing Date.

     “Purchase Price” has the meaning set forth in Section 2.3.

     “Real Property” means the parcels of real property on which the Branches listed on Schedule 1.1(b) are located, including any improvements thereon, which Schedule indicates whether or not such real property is Owned Real Property.

     “Records” means all current records and original documents, or where reasonable and appropriate copies thereof, in Seller’s possession that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, including all such records maintained to comply with the applicable laws and governmental regulations to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws; provided, however, it is understood and agreed that Seller shall be permitted to retain such books and records that contain information primarily relating to other assets and liabilities not constituting Assets and Liabilities; provided further that in any such case Seller shall provide to Purchaser such portions or copies of such records as are (i) reasonably necessary to vest in Purchaser title to any of the Assets or for the enforcement of Purchaser’s rights, title or interest in the Assets or the Liabilities or (ii) reasonably necessary and material to Purchaser’s conduct of the business of the Branches after the Closing.

     “Regulatory Approvals” means all approvals, authorizations, waivers or consents of, or notices to, any governmental agencies or authorities required to consummate the P&A Transaction, including the following: (i) any required approvals of and/or notices to the OCC, the Federal Reserve Board, and the FDIC, (ii) any required approvals of and/or notices to the California Department of Financial Institutions and the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities, and (iii) the expiration of any waiting period associated with any required Regulatory Approval.

     “Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

     “Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.

     “Seller’s knowledge” or other similar phrases means information that is actually known to any of the persons set forth in Schedule 1.1(f).

     “Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

     “Subsequently Transferred Employees” has the meaning set forth in Section 8.7.

     “Tax Returns” means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

     “Taxes” means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee’s withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or amounts required to be withheld and paid over to any government in respect of any tax, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

     “Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

     “Transferred Employees” means Branch Employees who accept offers of employment with Purchaser or an Affiliate of Purchaser as contemplated in Section 8.7.

     1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America.

     1.3 Interpretation. All references in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, unless some other reference is clearly indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.

ARTICLE 2

THE P&A TRANSACTION

     2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	Cash on Hand;
(ii)	the Owned Real Property;

(iii)	the Personal Property and the Personal Property Leases;
(iv)	the Loans, and servicing rights related thereto pursuant to Section 2.4;
(v)	the Branch Leases;
(vi)	the Safe Deposit Agreements;
(vii)	prepaid expenses, including rents and security deposits as described in Schedule 2.1(a)(vii) (“Other Assets”); and
(viii)	the Records.

     (b) Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as expressly provided in this Agreement, Purchaser will not acquire any interest in or right to any other business relationship that Seller or its Affiliates may have with any customer of the Branches, including: (i) any deposit account or other service of Seller or its Affiliates at any other office of Seller or its Affiliates that is linked to the Deposits; (ii) any deposit account that sweeps from the Branch to a third party that is not an Affiliate of Seller; (iii) any merchant card banking business; and (iv) any cash management service (e.g., cash concentrator accounts, controlled disbursement accounts) that Seller or its Affiliates may provide to any customer of the Branches. It is expressly understood and agreed that the Assets shall not include any securities or brokerage relationships, custodial and trust relationships, insurance relationships, credit card relationships, internet or online banking or other relationships between any customer of the Branches and the Seller or its Affiliates, or any right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates except as agreed to by Seller in connection with any notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid after the Closing Date, with respect to the following (collectively, the “Liabilities”):

(i)	the Deposits, including IRA and Keogh Accounts to the extent contemplated by Section 2.5;
(ii)	the Branch Leases;
(iii)	the Personal Property and the Personal Property Leases;
(iv)	the Safe Deposit Agreements;
(v)	the Loans, and the servicing of the Loans pursuant to Section 2.4; and

            (vi)     the accrued liabilities, if any, described in Schedule 2.2(a)(vii) (the “Accrued Liabilities”).

     (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or of any of its Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Liabilities or as otherwise expressly set forth herein.

     2.3 Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of:

     (a) An amount equal to 0.75% of the average daily balance (including Accrued Interest) of the Davis Deposits for the period commencing ten (10) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date (for the avoidance of doubt, it is understood and agreed that for purposes of this calculation, Davis Deposits shall include all Davis Deposits existing during such calculation period regardless of whether any such Davis Deposits exist and are transferred to Purchaser on the Closing Date)

     (b) An amount equal to 0.50% of the average daily balance (including Accrued Interest) of the Grass Valley Deposits for the period commencing ten (10) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date (for the avoidance of doubt, it is understood and agreed that for purposes of this calculation, Grass Valley Deposits shall include all Grass Valley Deposits existing during such calculation period regardless of whether any such Grass Valley Deposits exist and are transferred to Purchaser on the Closing Date);

     (c)  The aggregate amount of Cash on Hand as of the Closing Date;

     (d)  The aggregate net book value of all the Assets, other than Cash on Hand, Owned Real Property and the Loan Value of the Loans, as reflected on the books of Seller as of the close of business of the month-end day most recently preceding the Closing Date;

     (e)  An amount equal to $850,000 for the Owned Real Property; and

     (f)  The aggregate Loan Value of the Loans as of the close of business on the Closing

     2.4 Sale and Transfer of Servicing and Escrows. (a) The Loans shall be sold on a servicing-released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date shall be assumed by Purchaser. Seller and its Affiliates shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller and its Affiliates from all liability with respect to servicing of the Loans on or prior to the Closing Date.

     (b) As of the Closing Date, Purchaser shall assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of Mortgage Loans as such obligations relate to periods after the Closing Date and as they may relate to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of the applicable Mortgagor. On or before the fifth (5th) Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Purchaser all funds held in escrow that were collected and received pursuant to a Mortgage Loan for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Date, plus any Accrued Interest. Seller makes no warranties or representations of any kind or nature as to the sufficiency of such sum to discharge any obligations with respect to Mortgage Loans, or as to the accuracy of such sum.

     2.5 Assumption of IRA and Keogh Account Deposits. (a) With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser of Seller’s authority and responsibility as custodian of all such IRA deposits, including sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA Deposits affected thereby.

     (b) With respect to Deposits in Keogh Accounts, Seller will use reasonable efforts and will cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser, as trustee thereof, and to adopt Purchaser’s form of Keogh Master Plan as a successor to that of Seller. Purchaser will assume no Keogh Accounts unless Purchaser has received to its satisfaction the documents necessary for such assumption at or before the Closing.

     (c) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

     3.1 Closing. (a) The Closing will be held at the offices of Seller’s parent company, Wells Fargo & Company, at 420 Montgomery Street, San Francisco, California, or such other place as may be agreed to by the parties.

     (b) Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the Closing Date shall be June 5, 2009, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of all Regulatory Approvals and the expiration of all related statutory waiting periods, subject to the next sentence of this Section 3.1(b). Unless the parties agree pursuant to Section 4.10(a) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday.

     3.2 Payment at Closing. (a) At Closing, (i) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount as set forth on the Draft Closing Statement is a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount. In addition, Purchaser shall pay to Seller any sales tax due.

     (b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon California time on the date of payment.

     (c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

     3.3 Adjustment of Purchase Price. (a) On or before 12:00 noon California time on the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to Purchaser the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement. The Final Closing Statement shall also set forth the Adjusted Payment Amount.

     (b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of written notice of such disagreement, such items shall be determined by the Accounting Firm; provided, however, that in the event the fees of the Accounting Firm, as estimated by such firm, would exceed fifty percent (50%) of the net amount in dispute, the parties agree that the Accounting Firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. The Accounting Firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of the Accounting Firm shall be final and binding on the parties hereto. The fees of the Accounting Firm shall be divided equally between Seller and Purchaser.

     (c) On or before 12:00 noon California time on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to subsection 3.3(b) above, if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.

     3.4 Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., California time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of 11:59 p.m., California time, on the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

     (b) For purposes of this Agreement, items of proration and other adjustments shall include: (i) rental payments under the Branch Leases; (ii) personal and real property taxes and assessments; (iii) FDIC deposit insurance assessments; (iv) other prepaid expenses and items and accrued but unpaid liabilities of the Branches, as of the close of business on the Closing Date; and (v) safe deposit rental payments previously received by Seller.

     3.5 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

     (a) A deed in substantially the form of Schedule 3.5(a) (the “Grant Deed”);

     (b) A bill of sale in substantially the form of Schedule 3.5(b) (except as otherwise required by local state law), pursuant to which the Personal Property shall be transferred to Purchaser “AS IS”, “WHERE IS” and with all faults except as provided in Article 5 hereof;

     (c) An assignment and assumption agreement in substantially the form of Schedule 3.5(c) (except as otherwise required by local state law), with respect to the Liabilities (the “Assignment and Assumption Agreement”);

     (d) A lease assignment and assumption agreement in substantially the form of Schedule 3.5(d), with respect to the Davis Branch Lease (the “Lease Assignment”);

     (e)  An Officer’s Certificate in substantially the form of Schedule 3.5(e);

     (f)  The Draft Closing Statement;

     (g)  A certification of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2), duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv);

     (h) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.5;

     (i) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby; and

     (j)  The Estimated Payment Amount, if applicable.

     3.6  Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

     (a)  The Assignment and Assumption Agreement;

     (b)  The Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

     (c)  An Officer’s Certificate in substantially the form of Schedule 3.6(c);

     (d)  Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.5;

     (e) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby; and

     (f)  The Estimated Payment Amount, if applicable.

3.7  Delivery of the Loan Documents. (a) As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents, in whatever form or medium (including imaged documents) then maintained by Seller. Seller makes no representations or warranties to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Loan, except as specifically set forth herein. Seller shall have no responsibility or liability for loss or destruction of the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated in writing in advance by Purchaser for shipment to Purchaser, the cost of which shall be the sole responsibility of Purchaser.

     (b) Promptly upon execution of this Agreement, Purchaser shall provide Seller with the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank. Seller will use its reasonable best efforts to complete such endorsements and deliver the Loan Documents, along with appropriate assignments of real property security instruments in recordable form and assignments of financing statements, at the Closing in the case of commercial Loans and within thirty (30) calendar days after Closing in the case of all other Loans; provided, however, that in the event that Seller requires additional time to effectively transfer title under any Loan Document, Purchaser shall not hold Seller liable for any reasonable delays in the delivery of such Loan Documents. Purchaser further acknowledges and agrees that Seller may execute or endorse any Loan Document by way of facsimile signature. Purchaser shall pay or reimburse Seller for all reasonable third party costs incurred in connection with the preparation of the assignment documentation.

     3.8 Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party. Any such action shall be at the sole expense of Purchaser, and Purchaser shall pay or reimburse Seller for all reasonable third party costs incurred in connection therewith.

     3.9 Owned Real Property Filings. On or prior to the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser. Any expenses or documentary transfer taxes with respect to such filings and all escrow closing costs shall be borne by Purchaser.

ARTICLE 4

TRANSITIONAL MATTERS

     4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

     (a) As soon as practicable after the execution of this Agreement by the parties hereto, but in no event later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, deliverables, procedures and schedules, for the transfer of account record responsibility for the Branches; provided, however, that neither Seller nor its Affiliates shall be obligated under this Agreement to provide Purchaser any information regarding the business relationships described in Section 2.1(b) of this Agreement.

     (b) Not later than thirty (30) calendar days after the date of this Agreement, Seller shall deliver to Purchaser the specifications and conversion sample files.

     (c) After Purchaser has tested and confirmed the conversion sample files, Seller shall provide Purchaser with account information, as of a recent date, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Loans. Seller shall, upon reasonable request, provide to Purchaser an updated version of such records; provided, however, that Seller shall not be obligated to provide such updated records more than twice.

     4.2 Customers. (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)

Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)

each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) calendar days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within thirty (30) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties.

     (b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

     (c) Notwithstanding the provisions of Section 7.9, neither Purchaser nor Seller shall object to the use by depositors of the Deposits of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or proprietary mark, of Seller or any of its Affiliates.

     4.3 Direct Deposits. Seller will use its reasonable best efforts to transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits. For a period of three (3) months following the Closing Date, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the “ACH Direct Deposit CutOff Date”), Seller shall transfer to Purchaser all received ACH Direct Deposits each Business Day in accordance with Seller’s customary procedures. Purchaser will send NACHA compliant Notice of Change on each transfer received. On each Business Day, for a period of thirty (30) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWire direct deposits received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States

Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Sold.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

     4.4 Direct Debits. After the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties hereto. For a period of three (3) months following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits each Business Day in accordance with Seller’s customary procedures. Purchaser will send NACHA compliant Notice of Change on each direct debit received. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Sold.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

     4.5 Escheat Deposits. After Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Escheat Deposits.

     4.6 Access to Records. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such records or in connection with any legal obligation owed by such party to any present or former depositor or other customer, subject to confidentiality requirements. All records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period. Seller may maintain such copies of Records as may be required by applicable law.

     4.7 Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

     (b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

     (c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

     4.8 Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

     4.9 ATM/Debit Cards; POS Cards. Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller shall not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than fifteen (15) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

     4.10 Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) calendar days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communication lines, both internal and external, from each Branch and prepare for the installation of automated equipment on the Closing Date.

     (b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable best efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the ninety (90) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such ninety (90) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts.

     (c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within ninety (90) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller.

     (d) During the ninety (90) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. Payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

     (e) Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Seller, one for deposits and one for loans/lines, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement substantially in the form set forth as Schedule 4.10(e) for these accounts. Purchaser will be responsible for initiating all funding and draw-down activity against these accounts. Purchaser will ensure that all debit (negative) balances are funded no later then one day following the day the account went into a negative status. Activity that will be settled through these accounts will include but not be limited to: items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

     4.11 Information Regarding Mortgage Loans. Not later than fifteen (15) calendar days prior to the Closing Date, Seller will provide to Purchaser information regarding the Mortgage Loans on a magnetic disk or other media acceptable to the parties, which shall contain the following fields of information:

Current Principal Balance;
Delinquency Status as of the Run Date;
Paid to Date;
Current Interest Rate;
Total Monthly Payment;
Next Interest Rate Change Date; and
Next Payment Change Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

     5.1 Corporate Organization and Authority. Seller is a national banking association, duly organized and validly existing under the laws of the United States of America, and has the requisite power and authority to conduct its business as now being conducted at the Branches, to accept and maintain the Deposits, and to own the Assets. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

     5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of Seller’s charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller (assuming the receipt of any required consents of lessors under the Branch Leases in respect of the transactions herein contemplated). Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect with respect to Seller, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

     5.3 Approvals and Consents. No notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.

     5.4 Davis Branch Lease. The Davis Branch Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and, except as would not reasonably be expected to have a Material Adverse Effect with respect to Seller, there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor under the Davis Branch Lease. The Davis Branch Lease gives Seller the right to occupy the building and land comprising the Davis Branch. There are no subleases relating to any Branch created or suffered to exist by Seller, or to Seller’s knowledge, created or suffered to exist by any other person. All rents, expenses, and charges payable by Seller have been paid in accordance with the terms of the Davis Branch Lease. Except as set forth on Schedule 5.4, no consent is required with respect to the assignment of the Davis Branch Lease to the Purchaser.

     5.5 Litigation. There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller or, to Seller’s knowledge, obligations or liabilities (whether accrued, contingent, or otherwise), or facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Seller that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Seller.

     5.6 Regulatory Matters. (a) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller or its Affiliates and any federal, state or local governmental agency or authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.

     (b) Neither Seller nor any of its Affiliates is aware of any facts or circumstances that would indicate that any federal or state governmental agency or authority would oppose or refuse to grant a Regulatory Approval.

     5.7 Compliance with Laws. The business of the Branches has been conducted in compliance with all federal, state and local laws, regulations and ordinances applicable thereto,

except for any failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect with respect to Seller.

     5.8  Loans.

     (a)  With respect to each Loan: (i) it represents the valid and legally binding obligation of the obligor(s), guarantor(s) or sureties thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of relating to or affecting creditors’ rights and to general equity principles; (ii) it (A) was originated or purchased by Seller, (B) to the extent secured is secured by a valid and enforceable lien in the collateral therefor, which lien is assignable and has the priority reflected in Seller’s records, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor; (iii) it complied at the time the Loan was solicited and originated in all material respects with all applicable requirements of federal, state, and locals laws, and regulations thereunder and there was no fraud on the part of Seller with respect to the origination of any Loan; (iv) the servicing practices of Seller used with respect to the Loan have been customary industry practices; and (v) to Seller’s Knowledge, no claims, counterclaims, set-off rights, or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights, or other rights exist, with respect to such Loan which could impair the collectibility thereof.

     (b) Except as set forth in Section 5.8(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any Loan Documents, including documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an obligor or any other party in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance of the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

     5.9 Records. The Records respecting the operations of the Branches and the Assets and Liabilities are complete and correct in all material respects. The Records accurately reflect in all material respects as of their respective dates the net book value of the Assets and Liabilities being transferred to Purchaser hereunder, and the results of operations related to the Branches, Assets and Liabilities for the periods referred to therein. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller

     5.10 Title to Assets; Personal Property. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire good, valid and marketable title to all of the Assets, free and clear of any Encumbrances. All material Personal Property is in good operating or working condition and good repair (normal wear and tear excepted) and free from any material defect.

     5.11 Deposits. Seller is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the Deposit accounts have been administered and originated in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due, and, to the knowledge of Seller, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance. The Deposits (a) are genuine and enforceable obligations of Seller; (b) were acquired in the ordinary course of Seller’s business; and (c) are not subject to any Encumbrances that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of such Deposits, other than claims against the Deposit owners that have matured or may mature into claims against the respective Deposits.

     5.12 Environmental Laws; Hazardous Substances. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller, to Seller’s knowledge each parcel of Real Property:

     (i) is and has been operated by Seller in compliance with all applicable Environmental Laws;

     (ii) is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

     (iii) has not been used for the disposal of Hazardous Substances and is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law; and

     (iv) has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

     (b) Seller has not received any written notice from any governmental authority or other person alleging the violation of, or liability under, any applicable Environmental Laws.

     (c) Seller has made available to Purchaser correct and complete copies of all existing Phase I, Phase II and other environmental assessments, reviews, audits and similar reports and all material written information pertaining to actual or potential liabilities arising under Environmental Laws at the Branches.

     (d) To Seller’s knowledge based solely on that certain Operations and Maintenance Plan prepared by ECS Ltd dated May 6, 2008, there is no asbestos containing material (“ACM”) present on the Owned Real Property except non-friable ACM which can be managed in place in compliance with Environmental Laws without air monitoring, removal or encapsulation.

     5.13 Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Seller shall be solely liable.

     5.14 Real Property.

     (a) Seller will convey to Purchaser good and marketable title, such as is insurable byany reputable title insurance company, to the Owned Real Property, free and clear of all Encumbrances.

     (b) The buildings, structures, fixtures and improvements on the Real Property are structurally sound, in good repair (normal wear and tear excepted) and usable and adequate for their intended purpose and to conduct the business of the Branches as it is now being conducted. Reasonable and adequate utility services, including sewer, water, gas, electric power, and telephone service, as applicable, are available to the Branches.

     (c) Seller has not received any written notice of a current violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Real Property.

     (d) Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches.

     (e) Seller has not entered into any agreement regarding the Owned Real Property, and the Owned Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened, which would be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Owned Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

     5.15 Intentionally Deleted.

     5.16 Employment Matters; Employee Relations. Seller (i) has paid in full to or accrued on behalf of all of its employees at the Branches all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the Knowledge of Seller, asserted that Seller is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing. There is no action, suit or proceeding by any person pending or, to the Knowledge of Seller, threatened against Seller (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims relating in any way to the Branches or any of Seller’s employees at the Branches. Seller is not a party to or bound by any collective bargaining agreement with any of the employees of the Branches, any labor union or any other collective bargaining unit or organization. There is no pending or, to Seller’s Knowledge, threatened labor dispute, work stoppage or strike involving a Branch or any of Seller’s employees at a Branch, or any pending or, to Seller’s Knowledge, threatened proceeding in which it is asserted that Seller has committed an unfair labor practice, and, to Seller’s Knowledge, there is no activity involving it or any of the employees of the Branches seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

     5.17 Absence of Certain Changes. Except in connection with the transactions contemplated hereby, or as set forth in Schedule 5.17, since December 31, 2008, Seller’s business at the Branches has been conducted only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Effect with respect to Seller, or to Seller’s Knowledge any development or combination of developments which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to Seller.

     5.18 Insurance. Seller has in effect with respect to each Branch a “financial institutions bond” and policies of general liability, casualty, employee fidelity, errors and omissions and other property and liability insurance in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation and reasonable and adequate for the Branches. Each of the policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in California; and Seller has taken all requisite actions (including the giving of required notices) under each such policy to preserve all rights thereunder with respect to all matters. Seller is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, and has no Knowledge of any failure to pay any premium on or any inaccuracy in any application for, any policy. There are no pending claims with respect to the Branches or any Assets under any policy, and Seller has no Knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim. Seller has not made any claims on its employee fidelity bonds with respect to the Branches during the three (3) years preceding the date of this Agreement.

     5.19 Limitations on Representations and Warranties. Notwithstanding anything to the contrary contained herein, Seller makes no representations or warranties to Purchaser in this Agreement or in any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby:

     (a) As to the physical condition of the Branches or Personal Property, all of which are being sold “AS IS”, “WHERE IS” and with all faults at the Closing Date except as provided in this Article 5;

     (b) As to whether, or the length of time during which, any accounts will be maintained by the depositors at the Branches after the Closing Date; or

     (c) As to the creditworthiness, credit history or financial condition of any obligor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     6.1 Corporate Organization and Authority. Purchaser is a state-chartered non-member commercial bank, duly organized and validly existing under the laws of the State of Oregon and has the requisite power and authority to conduct its business as currently conducted and as contemplated to be conducted at the Branches. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

     6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its Articles of Incorporation or bylaws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

     6.3 Approvals and Consents. Other than Regulatory Approvals relating to Purchaser set forth in Schedule 6.3, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purhcaser.

     6.4 Regulatory Matters. (a) Except as set forth in Schedule 6.4, there are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

     (b) Neither Purchaser nor any of its Affiliates is aware of any facts or circumstances that would indicate that any federal or state governmental agency or authority would oppose or refuse to grant a Regulatory Approval.

     (c) Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by the FDIC to evaluate the capital of a state non-member bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

     (d) Purchaser has no reason to believe that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

     (e) Purchaser and each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

     6.5 Litigation. There are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Purchaser’s knowledge, threatened against Purchaser or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against Purchaser that, individually or in the aggregate, would have a Material Adverse Effect with respect to Purchaser.

     6.6 Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

     6.7 Financing Available. Not later than the Closing Date, Purchaser will have available sufficient cash or other liquid assets to fund the P&A Transaction. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

     6.8 Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

ARTICLE 7

COVENANTS OF THE PARTIES

     7.1 Activity in the Ordinary Course. Until the Closing Date, except (i) as may be required by a Regulatory Authority or applicable law, or (ii) as contemplated hereby, Seller (a) shall conduct the business of the Branches in the ordinary and usual course of business consistent with past practice and (b) shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)

Solicit any Branch Employee to transfer to or post for positions at any other branch or office of Seller or its Affiliates or increase or agree to increase the salary of any Branch Employee other than in accordance with Seller’s existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any Branch Employee other than payment of regular bonuses in the ordinary course of business (which bonuses, in any event, shall be the responsibility of Seller), or, other than in the ordinary course of business, consistent with past practice, transfer any Branch Employee to another branch or office of Seller or any of its Affiliates;

(ii)

Offer interest rates or terms on any category of deposits at a Branch except as determined in a manner materially consistent with Seller’s practice with respect to its branches which are not being sold;

(iii)

Transfer to or from any Branch to or from any of Seller’s or its Affiliates’ other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated by this Agreement, (B) upon the unsolicited request of a depositor or customer, or (C) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

(iv)

Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business consistent with past practice;

(v)

Make or agree to make any material improvements to the Owned Real Property, except with respect to commitments for such improvements made on or before the date of this Agreement as set forth on Schedule 7.1(v) and normal maintenance or refurbishing purchased or made in the ordinary course of business;

(vi)	File any application or give any notice to relocate or close any Branch or relocat or close any Branch;
(vii)

Amend, terminate or extend in any material respect the Davis Branch Lease; provided, however, Seller shall provide notice to the lessor under the Davis Branch Lease no earlier than March 23, 2009 or later than March 30, 2009 that Seller intends to exercise its option to extend the Davis Branch Lease for an additional three (3) year period, which term shall run from October 1, 2009 through September 30, 2012, pursuant to the terms set forth in the Davis Branch Lease; or

(viii)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (vii) except as contemplated hereby.

     7.2 Access and Confidentiality; Maintenance of Records. (a) Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the Branches, Records, Loan Documents (including loan files), Branch Leases, Personal Property Leases, Safe Deposit Agreements, and other information of or relating to the Assets and Liabilities. Purchaser and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a “transition group” and will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets and Liabilities. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branches with Seller’s records for its other branches and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about Seller’s business operations at the Branches as the Seller determines may be reasonably necessary for the orderly transfer of the business operations of the Branches. Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s businesses. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller or its Affiliates, or any employee of Seller or its Affiliates or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) From the date hereof and after the Closing Date, each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information was publicly available prior to the date of this Agreement or hereafter becomes publicly available without any violation of this Agreement, was available to the party receiving the information on a non-confidential basis prior to its disclosure by the other party hereto or becomes available from a person (other than the party providing such information in connection herewith) who is not, to the knowledge of the party receiving the information, subject to any legally binding obligation to keep such information confidential), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities; provided, however, upon consummation of the P&A Transaction, this Section 7.2(b) shall terminate as to any Information provided by Seller to Purchaser solely to the extent such Information relates exclusively to the Assets and the Liabilities.

     (c) Through the Closing Date, Seller will maintain the Records in a manner consistent in all material respects with past practice.

     7.3 Regulatory Approvals. (a) As soon as practicable and in no event later than fifteen (15) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser shall use reasonable best efforts to obtain each such approval as promptly as reasonably practicable and, to the extent best possible, in order to permit the Closing to occur not later than June 5, 2009. Seller will use reasonable best efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and each party will notify the other of any significant development with respect to any application, notice or filing made pursuant to this Agreement. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

     7.4 Landlord Consent. Seller agrees to use commercially reasonable best efforts to obtain from the lessor under the Davis Branch Lease any required consent to the assignment of the Davis Branch Lease to Purchaser on the Closing Date (“Landlord Consent”).

     7.5 Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing set forth in Article 9 of this Agreement.

     (b) From time to time following the Closing, at Purchaser’s request, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be reasonably necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets. From time to time following the Closing, at Seller’s request and expense, Purchaser will duly execute and deliver such documents and other instruments as shall be reasonably necessary or appropriate to relieve and discharge Seller from its obligations with respect to the Liabilities.

     (c) Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Branches, Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

     (d) The costs incurred by a party in performing its obligations to the other (x) under Sections 7.5(a) and (c) shall be borne by the initial recipient and (y) otherwise under this Section 7.5 shall be borne by Purchaser.

     7.6 Solicitation of Accounts. (a) Until the Closing Date and for a period of one (1) year following the Closing Date, Seller (i) will not solicit deposits, sweep accounts or loans of the type sold to Purchaser pursuant to the P&A Transaction (but may solicit and provide other financial services, including mutual fund purchases, investment advisory services, securities and brokerage services, custodial and trust services, capital markets services, or insurance products or other business) from or to persons or entities who were depositors or borrowers at the Branches on the Closing Date by personal contact, by telephone, by facsimile, by mail or other similar solicitation, or in any other way except for general solicitations, advertisements, marketing campaigns and other solicitations, including through internet and online banking channels, that are not directed specially to persons or entities who were depositors or borrowers of the Branches on the Closing Date, and (ii) will not transmit or otherwise make available to its Affiliates its records relating to customers of the Branches, and to the extent any of such Affiliates has in its possession such records as of the date hereof, none of such records shall be used in violation of this Section 7.6; provided, however, Seller and its Affiliates may solicit such customers who as of the Closing Date have existing accounts, loans or other relationships originating at branches or other offices of Seller or its Affiliates other than the Branches pursuant to solicitations which arise from their status as a customer at such other branch or offices and are not targeted at the customers of the Branches. Notwithstanding the foregoing sentence, Seller and its Affiliates shall be permitted to (i) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services and (ii) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     (b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising or transact its business in a way which would induce such Branch customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its Affiliates. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not directed specially to or targeted at such Branch customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Branch customers at or through branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     7.7 Insurance . Seller will use reasonable best efforts to maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing Date. In the event of any material damage or destruction affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property. .

     7.8 Servicing Prior to Closing Date. From the date hereof until the Closing Date, Seller shall provide servicing for the Loans that is consistent with the servicing provided with respect to its loans that are not Loans. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not (a) except as required by law or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

     7.9 Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the FDIC and any other regulatory authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make the Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller. Purchaser agrees not to use any forms or other documents bearing Seller or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Purchaser agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or other document. As soon as practicable and, in any event, not more than three (3) Business Days after the Closing Date, Purchaser will mail new checks reflecting its transit and routing number to customers of the Branches with check writing privileges. Purchaser shall use its reasonable best efforts to cause these customers to begin using such checks and cease using checks bearing Seller’s name.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

     8.1 Tax Representations. Seller represents and warrants to Purchaser that with respect to the Deposits, Seller is in compliance in all material respects with the Code and regulations thereunder relative to obtaining from depositors of the Deposits executed IRS Forms W-8 and

W-9 and reporting of interest. Seller represents and warrants to Purchaser that Seller has paid when due all material Taxes in respect of the Assets and there are no liens for Taxes allocated to or imposed on Seller on any of the Assets.

     8.2 Proration of Taxes. Except as otherwise agreed to by the parties, whenever it is necessary to determine the liability for property Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the property Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended at 11:59 p.m. Eastern Standard Time on the Closing Date.

     8.3 Sales and Transfer Taxes. All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the P&A Transaction shall be paid by Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any such taxes.

     8.4 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits for which Seller has not received a properly completed Form W-8 or W-9 (or a substitute form meeting applicable requirements) or on which Seller is back-up withholding as of the Closing Date.

     8.5 Like Kind Exchange. Purchaser acknowledges that Seller may desire to complete one or more like kind exchanges (including transactions which are intended to qualify under Section 1031 of the Code). If requested by Seller, at Seller’s expense, Purchaser shall cooperate to the extent reasonably necessary in order to accomplish such like kind exchanges and shall execute all documents and provide all consents reasonably necessary to complete such like kind exchanges including an amendment to or an assignment of this Agreement; provided, however, that (a) Purchaser’s obligations under this Agreement shall not be increased, (b) Seller’s representations, warranties, covenants and obligations under this Agreement shall continue in full force and effect and (c) the total Purchase Price will not change as a result of this assignment.

     8.6 [Intentionally Deleted]

     8.7 Transferred Employees.

     (a) On or prior to the date hereof, Seller has delivered to Purchaser a list of all Branch Employees by name, date of hire, position, status as full or part-time and active or on leave and base salary or wages, as of the most recent practicable date. Purchaser shall have the opportunity to meet each Branch Employee (excluding those absent, to the extent within job reinstatement rights period, due to vacation, holiday, leave of absence or illness upon the terms and conditions described below) within 15 days of the date hereof, subject to Seller’s reasonable approval, and shall, or shall cause one of its Affiliates to, offer employment at will effective as of the Closing Date to all Branch Employees (including those absent, to the extent within job reinstatement rights period, due to vacation, holiday, leave of absence or illness upon the terms and conditions described below); provided, however, that all further communications between Purchaser and the Branch Employees shall be made at such times and in such manner as Seller and Purchaser mutually agree. Branch Employees who accept such offer of employment, as of the effective date of their employment with Purchaser or one of its Affiliates, shall be referred to as “Immediately Transferred Employees.” In addition, Purchaser shall, or shall cause one of its Affiliates to, make offers of employment to any Branch Employee who is, as of the Closing Date, absent due to an approved leave of absence and is able and willing to return to work in accordance with the terms of such Branch Employee’s leave under Seller’s or its Affiliates’ policies. Each such Branch Employee who accepts such offer and actually returns to work in accordance with the terms of such Branch Employee’s leave under Seller’s or its Affiliates’ policies shall be referred to as a “Subsequently Transferred Employee,” and the Immediately Transferred Employees and the Subsequently Transferred Employees shall be referred to collectively as the “Transferred Employees” for purposes of this Agreement. The date on which a Transferred Employee’s employment with Purchaser or one of its Affiliates, as applicable, becomes effective and actively commences is herein referred to as that Transferred Employee’s “Transfer Date.” Effective as of a Transferred Employee’s Transfer Date, a Branch Employee’s employment with Seller shall terminate.

     (b) Each Branch Employee shall be offered employment with Purchaser with the following terms and conditions:

(i)

Employment shall be on an at-will basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any Transferred Employee or to obligate Purchaser to employ any such person for any specific period of time or in any specific position or to restrict Purchaser’s right to terminate the employment of any Transferred Employee at any time and for any reason.

(ii)

For a period of one year following the Transfer Date, base salary or wage rate shall be at least equivalent to the rate of base salary or wage rate paid by Seller to such Branch Employee as of the close of business on the Business Day prior to the Transfer Date.

(iii)

Incentive compensation opportunities (including equity awards) that are made available to employees of Purchaser similarly situated to the Branch Employee shall be made available to the Branch Employee immediately following the Transfer Date.

(iv)	Employment in a comparable position and work schedule and at a location no more than twenty (20) miles from the Branch Employee’s principal work location immediately prior to the Transfer Date.

     (c) Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable than those provided to similarly situated employees of Purchaser. Purchaser shall provide each Transferred Employee with credit for such Transferred Employee’s period of service with Seller and its Affiliates (including any service credited from predecessor or successor entities to Seller and its Affiliates) towards the calculation of eligibility and vesting for such purposes as vacation, severance and other benefits and participation and vesting in Purchaser’s retirement plans, as such plans may exist.

     (d) Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser, as such plans may exist, on and after the Transferred Employee’s Transfer Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees; provided, however, that if Purchaser’s relevant health or disability insurance policy or plan has a pre-existing condition limitation and a Transferred Employee’s condition is being excluded as a pre-existing condition under Seller’s or its Affiliates’ plan (as applicable to the Transferred Employee) as of the Transferred Employee’s Transfer Date, Purchaser may treat such condition as a pre-existing condition for the period such condition would have been treated as a pre-existing condition under Seller’s or its Affiliates’ plan (as applicable to the Transferred Employee). Subject to the acceptance of the following provision by the applicable insurers for the medical, dental or other welfare plans of Purchaser, to the extent that any Transferred Employee has satisfied in whole or in part any annual deductible or has paid any out-of-pocket expenses pursuant to any co-insurance under a medical, dental or other welfare plan of Seller or its Affiliates (as applicable to the Transferred Employee), such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively under the medical, dental or other welfare plans of Purchaser.

     (e) For a period of one year following the Transfer Date, Purchaser shall, or shall cause its Affiliates to, provide severance pay and benefits to any Transferred Employee who is terminated without cause pursuant to the Purchaser’s severance policy as in effect as of the Transfer Date (or, if such severance policy is amended to provide for a greater benefit, the greater benefit); thereafter, Transferred Employees shall be eligible to receive severance pay and benefits pursuant to the Purchaser’s severance policy in effect at the time of termination without cause. Purchaser shall not assume or be liable for any severance costs associated with terminating the employment of, or any accrued vacation costs for, any Branch Employee who is not a Transferred Employee or any Branch Employee who declines Purchaser’s offer of employment.

     (f) Except as provided in this Agreement, Seller shall pay, discharge, and be responsible for, and shall indemnify Purchaser and its Affiliates for (i) all salary and wages arising out of the employment of the Transferred Employees prior to the applicable Transfer Date, (ii) any employee benefits under Seller’s or its Affiliates’ employee benefit plans and employee programs of Seller and its Affiliates arising out of the employment of the Transferred Employees prior to the applicable Transfer Date (but not including post-retirement welfare benefits, if any, to Transferred Employees who retire after their applicable Transfer Date), including welfare benefits with respect to claims incurred prior to the applicable Transfer Date but reported after such Transfer Date and (iii) claims for workers’ compensation incurred prior to the applicable Transfer Date. From and after the applicable Transfer Date, Purchaser shall pay, discharge, and be responsible for, and shall indemnify Seller and its Affiliates for, all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by Purchaser from and after the applicable Transfer Date, including all claims for welfare benefits and for workers’ compensation incurred on or after such Transfer Date. With respect to welfare benefits, claims are considered incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred, and with respect to workers’ compensation benefits, claims are considered incurred prior to the applicable

Transfer Date if the injury or condition giving rise to the claim occurs prior to such Transfer Date. With respect to life insurance benefits, claims are based on the date of death.

     (g) To the extent permitted under Purchaser’s 401(k) plan, Seller and Purchaser shall cooperate in arranging for the transfer to Purchaser’s 401(k) plan, on or after the Closing Date and in a manner that satisfies sections 414(l) and 411(d)(6) of the Code, of those accounts and loan balances held under Seller’s or its Affiliates’ 401(k) plan on behalf of Transferred Employees, subject to receipt of any necessary consents and approvals of the Transferred Employees.

     (h) For a period of one (1) year from the Closing Date, Seller shall not directly or indirectly solicit for employment any Branch Employee other than, following termination, Branch Employees terminated by Purchaser after the Closing Date; provided that the foregoing shall not prohibit general solicitations to the public or general advertising that is not specifically targeted at Branch Employees.

     (i) Nothing in this Agreement shall be construed to grant any employee of Seller or any Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Seller or Purchaser or through any employee benefit plan. This Agreement shall not limit Seller’s, Purchaser’s or their respective Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program maintained or sponsored by any such entity , and nothing contained herein shall be construed as an amendment to, or modification of, any such plan or program.

ARTICLE 9

CONDITIONS TO CLOSING

     9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

     (a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all waiting periods thereunder applicable to the consummation of the P&A Transaction shall have expired or been terminated.

     (b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

     (c) Representations and Warranties; Covenants. The representations and warranties of Seller contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need only be true as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by an authorized officer of Seller. Each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by an authorized officer of Seller.

     9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

     (a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

     (b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

     (c) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties (except for Section 6.7, which shall be true and correct as of the Closing as written) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer or President of Purchaser. Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been performed in all material respects. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer or President of Purchaser.

ARTICLE 10

TERMINATION

     10.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing Date:

                 (i) By the mutual written agreement of Purchaser and Seller;

(ii)

By Seller or Purchaser, in the event of a breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party and which, in the case of a breach of a representation or warranty, would if occurring or continuing on the Closing Date permit the terminating party not to consummate the P&A Transaction under the standard set forth in Section 9.1(c) or 9.2(c), as applicable; provided, however, that termination pursuant to this Section 10.1(b) shall not relieve the breaching party of liability arising out of or related to such breach;

(iii)	By Seller, in the event the Closing has not occurred on or prior to June 29, 2009 unless caused by the Seller’s willful misconduct of this Agreement with respect to Regulatory Approvals;
(iv)

By Seller or Purchaser, in the event the Closing has not occurred by the date that is nine months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or

(v)	By either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A

Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction, unless such denial was caused by the willful misconduct of the party seeking to terminate.

     (b) The provisions of this Agreement which relate solely to the acquisition of the Davis Branch may be terminated by Purchaser in the event that Seller has failed to obtain the Landlord Consent on or before the Closing Date except as otherwise provided in Confidential Schedule 10.1 hereto.

     10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1(a), no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

     11.1 Indemnification. (a) Subject to Sections 11.1(e), 11.2 and 12.1, Seller shall indemnify and hold harmless Purchaser and its officers, directors and Affiliates, and any person directly or indirectly controlling or controlled by Purchaser, and their respective successors and assigns, from and against any and all Losses which they may suffer, incur or sustain arising out of or attributable to the following:

(i)	any breach of any representation or warranty made by Seller in this Agreement;
(ii)	any material breach of any covenant or agreement to be performed by Seller pursuant to this Agreement; or
(iii)

any claim, penalty asserted, liability, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or, except as otherwise expressly set forth herein, occurrences on or prior to the Closing Date, relating in any such case to the operation of the Branches, the Real Property, the Assets or the Liabilities.

     (b) Subject to Sections 11.1(e) and 12.1, Purchaser shall indemnify and hold harmless Seller and its officers, directors and Affiliates, and any person directly or indirectly controlling or controlled by Seller, and their respective successors and assigns, from and against any and all Losses which they may suffer, incur or sustain arising out of the following:

(i)	any breach of any representation or warranty made by Purchaser in this Agreement;
(ii)	any material breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;
(iii)

any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser after the Closing Date, relating in any such case to the operation of the Branches, the Real Property or the Assets; or

(iv)	the Liabilities.

     (c) Any party seeking indemnification must give the other party (the “Indemnifying Party”) prompt written notice of the claim for Losses stating the aggregate amount of the Losses or an estimate thereof, in each case to the extent known or determinable at such time; provided that the failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such notice. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

     (d) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within forty-five (45) calendar days after receiving written notice of the claim or liability in accordance with Section 11.1(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than forty-five (45) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted. Notwithstanding anything in this Section 11 to the contrary, (i) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the indemnified party of a release from all liability in respect of such claim, and (ii) in the event that the indemnifying party undertakes defense of any claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such claim, and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

     (e) Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) and Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $25,000 (the “Deductible”), in which event the indemnifying party shall provide indemnification hereunder of all such indemnifiable Losses in excess of the Deductible; provided, however, that the aggregate amount of indemnification payments payable pursuant to Section 11.1(a)(i) or Section 11.1(b)(i) shall not exceed the deposit premium to be paid pursuant to Section 2.3. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

     (f) The indemnification obligations of each party under this Section 11.1 in respect of breaches of, or inaccuracies in, representations and warranties shall remain in full force and effect for eighteen (18) months following the Closing Date; provided, however, that the indemnification obligations with respect to the representations and warranties contained in Sections 5.1, 5.10 and 6.1 and the indemnification obligations with respect to fraud shall remain in full force and effect indefinitely. Notwithstanding the preceding sentence, indemnification obligations under this Section 11.1 shall survive the time at which they would otherwise terminate pursuant to this subection (f) with respect to Losses set forth in a written notice, given to the party against whom indemnification is sought prior to such time of termination, which notice shall state (a) the inaccuracy or breach giving rise to such indemnification obligations, and (b) the aggregate amount of Losses or an estimate thereof, in each case to the extent known or reasonably determinable at such time, resulting from such inaccuracy or breach

     11.2 Exclusivity. After the Closing, except as expressly set forth in Sections 2.4, 4.9, and 8.3, and except in the case of common law fraud relating to the entry into this Agreement,

Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agreed that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

     11.3 AS-IS, WHERE-IS Sale; Waiver of Warranties. Except as set forth in Article 5 and Section 8.1, Purchaser acknowledges that the Assets and Liabilities are being sold and accepted on an “AS-IS”, WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES INCLUDING, BUT NOT LIMITED TO, THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN ARTICLE 5 AND SECTION 8.1), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

     12.1 Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until for a period of eighteen (18) months following the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly set forth herein, provided that the agreements and covenants set forth in Section 12.4 shall survive the Closing or any termination of this Agreement.

     (b) No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement on or before the date specified in Section 11.1(c).

     12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void. Purchaser further agrees not to sell, transfer or assign any of the Loans prior to the Closing Date.

     12.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.4 Public Notice. Neither Purchaser, Seller nor any of their respective Affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Consent shall be deemed granted by the party from which it is sought unless such party objects within three (3) Business Days after receipt of the proposed press release or other announcement from the party requesting consent. Purchaser and Seller each agree that, without the other party’s prior written consent, neither Purchaser, Seller nor any of their respective Affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure as, in the opinion of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.

     12.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	Wachovia Bank, N.A. 301 South College Street Charlotte, North Carolina 28288 Attention: Corporate Secretary Facsimile: (704) 715-4494

With a copy to:	Wells Fargo & Company Wells Fargo Center MAC #N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Corporate Secretary Facsimile: (612) 667-6082

If to Purchaser:	PremierWest Bank 503 Airport Road Medford, OR 97501 Attention: President and CEO Facsimile: 541-

With a copy to:	Foster Pepper LLP 601 SW Second Avenue Suite 1800 Portland, OR 97204 Facsimile: 503-221-1510

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

     12.6 Parent Obligation. Parent, as the ultimate parent of Purchaser, by its signature hereto irrevocably, absolutely and unconditionally guarantees the performance of Purchaser of its obligations under this Agreement. Parent waives presentment, demand, protest, notice of acceptance, notice of obligations incurred and all other notices of any kind, all legal or equitable defenses which may be available by virtue of any change in the time, manner or place of Purchaser’s performance, any right to require the marshalling of assets, and all suretyship defenses generally. Parent represents that it has the corporate authority to undertake its obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Parent. Upon execution and delivery by Seller, Parent’s obligations hereunder will constitute valid and binding obligations of Parent, enforceable in accordance with its terms subject to subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Section 12.6 shall be binding upon Parent’s successors and permitted assigns.

     12.7 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

     12.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

     12.9 Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply, except that, upon consummation of the P&A Transaction, Purchaser’s confidentiality obligations under any such confidentiality agreement shall terminate solely with respect to that portion of the confidential information exclusively relating to the Assets and the Liabilities. If, for any reason, the P&A Transaction is not consummated, any such confidentiality agreement shall nevertheless continue in full force and effect and shall remain binding on Purchaser.

     (b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

     12.10 Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including, without limitation, any employee or former employee of Seller, any legal or equitable right, benefit, or remedy of any nature whatsoever, including, without limitation, any rights of employment or benefits for any specified period, under or by reason of this Agreement.

     12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.12 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

     12.13 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

     12.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement).

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

WACHOVIA BANK, N.A.

By: ________________________________
                  Name:_________________________
                  Title:  _________________________

PREMIERWEST BANK

By: _________________________________
                  Name:_________________________
                  Title:  _________________________

Accepted and Acknowledged
with respect to the obligations
set forth in Section 12.6(a)

PARENT
PREMIERWEST BANCORP

By: _________________________
Name: ______________________
Title:   _______________________

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